Exhibit 99.1
The Joint Corp. Signs Asset Purchase Agreement to Sell 45 Corporate-Owned Clinics in Southern California

- Effectively Positions The Joint as a Pure-play Franchisor -

SCOTTSDALE, Ariz., April 27, 2026 (GLOBE NEWSWIRE) – The Joint Corp. (NASDAQ: JYNT) (the “Company”), the nation's largest franchisor of chiropractic care through The Joint Chiropractic® network, today announced that it has signed an Asset Purchase Agreement (APA) effective on April 20, 2026, for the sale of 45 corporate managed clinics in Southern California to Elite Chiro Group for approximately $2.3 million. Pursuant to the APA, Elite Chiro Group will assume business operations of 32 of those clinics today, April 27, 2026, through a Management Service Agreement until lease assignments are completed to permit the clinics’ ownership transfer, and will assume ownership of the remaining 13 corporate managed clinics.

Upon completion, this transaction, together with two previously announced refranchising agreements pending closing, will reduce the Company’s corporate managed clinics to just three out of 960 locations in its total clinic portfolio. Elite Chiro Group, owned by Gadi Emein and operated by Michael Aminpour, is led by seasoned franchise and business entrepreneurs with established holdings in medical facilities, restaurants, gas stations, and real estate.

“This transaction is a key component of our next phase of growth under The Joint 2.0 and a defining step in our shift to a capital‑light, pure‑play franchisor model,” said Sanjiv Razdan, President and Chief Executive Officer of The Joint Corp. “By transitioning nearly our entire clinic portfolio into the hands of experienced franchise operators like Elite Chiro Group, we are streamlining our model, sharpening our focus on driving overall sales growth through franchisee success, and positioning The Joint to deliver longstanding, profitable growth across the portfolio.”

The Company continues to advance refranchising efforts for the three remaining corporate-owned or managed clinics.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. Headquartered in Scottsdale and with over 950 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of 40 smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and it is regularly ranked on the publication’s “Franchise 500,” the “Fastest-Growing Franchises,” and the “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners” lists. SUCCESS named the company as one of the “Top 50 Franchises” in 2024. The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

The Joint Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements made in this press release include, among others, the expected timing of the sale of our corporate-owned and managed clinics; and our execution on our plan to become the best and largest pure play chiropractic care franchise system. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, which has increased our costs and which could otherwise negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; shortselling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 13, 2026 and subsequently filed current and quarterly reports. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contact:
Richard Land, Alliance Advisors IR; thejointinvestor@allianceadvisors.com; (212)-838-3777

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